The Brink's Company
                                                    1801 Bayberry Court
                                                    P.O. Box 18100
                                                    Richmond, VA 23226-8100 USA
                                                    Tel. 804.289.9600
                                                    Fax 804.289.9760

Contact:                                            FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

                     PITTSTON BECOMES "THE BRINK'S COMPANY"

              New Corporate Name Better Reflects Global Leadership
                        in Business and Security Services

               Stock Symbol Changes to "BCO" - New Logo Introduced


RICHMOND, VA. (MAY 5, 2003) - The Pittston Company announced that effective immediately it has changed its corporate name to "The Brink's Company" to better reflect the Company's current businesses, its global focus, and the strength of its security and business services offerings. The Brink's Company owns three major subsidiary groups: Brink's, Incorporated, Brink's Home Security and BAX Global, and will maintain its headquarters in Richmond, Virginia. The Company's stock symbol on the New York Stock Exchange (NYSE) has been changed to "BCO."
         "The Brink's name is one of the best known and most highly regarded brands in the world," said Michael T. Dan, Chairman, President and Chief Executive Officer. "The Brink's Company is a powerful combination of dedicated people and global assets. The Company is built on trust, integrity, security and service - time-honored attributes that our customers around the world have come to expect from us. Our mission remains providing world-class service to our customers while creating value for our shareholders."
         To celebrate the corporate name and stock symbol change, Mr. Dan and other members of the Brink's organization will ring the opening bell at the NYSE today.

ABOUT THE BRINK'S COMPANY
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management. For more information, please visit The Brink's Company website at www.BrinksCompany.com, or call toll free 877-275-7488.

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